Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Employment Separation Agreement And Release Of All Claims (the “Agreement”) is made by and between Galan G. Daukas (the “Executive”), on the one hand, and Washington Trust Bancorp, Inc. (including its subsidiaries and affiliates; and the officers, directors, employees, agents and assignees of Washington Trust Bancorp, Inc. and those of its subsidiaries and affiliates) (collectively, the “Company”) on the other hand. The Company and the Executive are referred to herein as the “Parties.”

RECITALS

WHEREAS, the Executive has been employed by the Company; and

WHEREAS, the Executive's employment with the Company is terminating; and

WHEREAS, the Parties wish to set forth their agreement regarding the termination of the Executive's employment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby promise and agree as follows:

1.    Termination of Employment and Resignation from Positions. The Executive's employment with the Company is terminated effective May 20, 2013 (the “Termination Date”). In addition, the Executive hereby resigns, effective as of the Termination Date, from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and all of its subsidiaries, and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignations. The Parties each agree to waive any notice that may be required from the other in connection with the Executive's termination from employment and resignation from such positions.

2.    Right to Revoke Execution. The Executive acknowledges that he may revoke his execution of this Agreement at any time during the seven-day period immediately following the date of his signature below (the “Revocation Period”) by delivering written notice of revocation to the Company. If he does not revoke his execution, then this Agreement shall become effective on the eighth day following the Executive's execution of this Agreement (the “Effective Date”).

3.    Severance Payment. The Company shall pay Executive a severance payment equal to fifty-two (52) weeks (the “Severance Period”) of salary at his weekly rate of $6,657.69 for a total payment of $346,200, subject to withholdings required by law. The Company will commence payment of this amount in biweekly installments in accordance with the Company's normal payroll schedule, commencing with the first pay period after the Effective Date of this Agreement as outlined in Exhibit A.

4.    Additional Severance Payment. As an additional severance payment, the Company shall pay Executive a bonus payment equal to $196,000, subject to withholdings required by law. Such payment will be paid over the Severance Period in biweekly installments of $7,538.46 in accordance with the Company's normal payroll schedule, commencing with the first pay period after the Effective Date of this Agreement as outlined in Exhibit A.

5.    Medical and Dental Coverage. The Company will continue to provide the Executive's current medical and dental coverage through May 31, 2013. After that date, the Company will respect his rights to continue medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). If the Executive elects medical and/or dental continuation pursuant to COBRA, the Company will contribute an amount equal to what would have been paid by the Company towards that coverage if he remained an active employee of the Company, for the 12-month period following termination of employment, or if earlier, until such date as the Executive becomes eligible for coverage under a group health plan of a subsequent employer. Beginning in June 2014, the Executive will be responsible for the full COBRA premium for such coverage, and will be responsible for the remaining portion of the medical and/or dental premiums through the expiration of the COBRA coverage continuation period. From time to time during the Severance Period, the Executive will certify to the Company, upon request, the Executive's current employment status and whether the Executive is eligible for coverage under a group health plan of a subsequent employer.

6.    Restricted Stock Units. Upon the Effective Date, the 2,800 restricted stock units (the “Restricted Units”) granted to the Executive on June 1, 2010 will be fully vested and nonforfeitable. In full satisfaction of such Restricted Units, the

Company shall issue to the Executive a certificate representing 2,800 shares of common stock of the Company as soon as practicable following the later of the Effective Date of this Agreement or June 1, 2013. The issuance of shares to the Executive shall be subject to the payment by the Executive in cash or other means acceptable to the Company (including the withholding of shares) of any federal, state, local and other applicable taxes required to be withheld in connection with such issuance.

7.    Nonqualified Stock Options. Upon the Effective Date, the nonqualified stock option to purchase 7,800 shares of common stock of the Company granted to the Executive on June 1, 2010 will become immediately vested and exercisable (the “June 2010 Stock Option”). The Company will extend the period during which the Executive may exercise the June 2010 Stock Option through August 17, 2013. The Executive agrees that the terms of the June 2010 Stock Option are outlined in Section 1 of Exhibit B. The Executive acknowledges that any portion of the June 2010 Stock Option not exercised by August 17, 2013 will terminate and expire as of such date and shall no longer be exercisable after that date.

8.    Vested Stock Options. Upon the Effective Date, the Company will extend the period during which the Executive may exercise the nonqualified stock options that have vested on or prior to the Termination Date, as set forth in Section 2 of Exhibit B, through August 17, 2013 (the “Vested Stock Options”). The Executive agrees that Section 2 of Exhibit B sets forth the only vested nonqualified stock option awards to which he is entitled. The Executive acknowledges that any portion of the Vested Stock Option not exercised by August 17, 2013 will terminate and expire as of such date and shall no longer be exercisable after that date.

9.    Accrued Vacation Time. The Company will pay the Executive the value of any unused vacation time he has accrued on the next regular payday following the Termination Date.

10.     Termination Of Certain Employment Perquisites. All perquisites the Employee receives in connection with his employment with the Company, including but not limited to his automobile allowance, cellular telephone allowance, club membership allowance, and life insurance coverage, will be terminated as of the Termination Date.

11.    Unemployment Benefits. The Company will not contest the Executive's eligibility for unemployment insurance benefits. The Executive agrees that the Company cannot guarantee his receipt of such benefits, as the decision whether to grant unemployment benefits rests solely with the state unemployment agency.

12.    No Admission. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or the Executive.

13.    Confidential Company Information. During the course of the Executive's employment, he has been privy to confidential and strategic information of both the Company and its customers. This information includes, but is not limited to: financial information, strategic plans, customer names and other customer information, marketing plans and other information of a business or confidential nature. The Executive agrees to maintain the confidentiality of such information and not to disclose such information to any third party without the express written consent of the Company.

14.    Return of Company Property. The Executive will return all Company property, such as identification cards, keys, credit cards, computer equipment, company records, documents (including any copies, electronic or otherwise), etc. on his last day of active employment.

15.    Confidentiality. This Agreement is confidential and shall not be made public by either the Company or the Executive except as required by law or if necessary in order to enforce this Agreement.

16.    Release Of Claims By Executive. The Executive acknowledges that the payments and benefits provided for in paragraphs 3 through 8 of this Agreement are greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy. In consideration of the foregoing, the Executive hereby releases and forever discharges the Company, its past, present and future officers, directors, employees, agents, partners, affiliates, subsidiaries, successors and assignees (collectively, the “Company Group Releasees”) of and from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have against the Company Group Releasees based upon or in any way related to his employment or termination of employment with the Company and hereby covenants not to file a lawsuit or to initiate any legal action to assert such claims. This release by the Executive includes, but is not limited to, claims for attorneys' fees or claims arising under federal, state or local laws prohibiting employment discrimination, including specifically the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act of 1990, or claims growing out of any legal restrictions on the Company's right to terminate its employees. This Release does not limit the Executive's right to file, cooperate with or participate in any proceeding before a state or federal fair employment practices agency. However, in the event that a charge or complaint is filed against the Company Group Releasees or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Company Group Releasees by an administrative agency, the Executive expressly waives and shall not accept any award of money damages therefrom.

17.    Non-Disparagement. The Executive agrees that he shall not at any time, directly or indirectly, engage in any communications or actions that are derogatory or disparaging to the Company, its trustees, officers, employees, or its existing or prospective business relationships. The Company, in turn, will make a good faith effort to prevent its officers and directors from making any disparaging remarks or demeaning comments, of any kind or nature, regarding Executive.

18.     Remedies. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Paragraphs 13, 14, 15 or 17 above will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to seek equitable relief, including specific performance and injunctive relief, as remedies for any such breach or threatened or attempted breach. The Executive agrees that such remedies shall be in addition to any remedies, including damages, available to the Company. The Executive further agrees that the Company's obligation to make severance payments under Paragraphs 3 or 4 is contingent upon Executive's not violating his obligations under Paragraphs 13, 14, 15 or 17 above. If the Company initiates an arbitration proceeding pursuant to Paragraph 23 below based on a good faith belief that Executive has violated any of his obligations under Paragraphs 13, 14, 15 or 17, then the Company may cease making severance payments pursuant to Paragraphs 3 or 4 until its obligation to continue doing so, if any, has been resolved through the arbitration proceeding.

19.     Executive's Obligations To Cooperate. For a period of four months following the Termination Date, the Executive agrees to cooperate with requests from the Company for support and/or information concerning any business or legal matters involving facts or events relating to the Company that may be within the Executive's knowledge and experience. In particular, the Executive agrees to execute any documents, upon request, related to the business of the Company. It is acknowledged by the Parties that the Executive's services as delineated in this Paragraph 19 shall be provided by the Executive only at the direction of, and in the manner requested by, the Company's General Counsel and, for clarity, shall be provided by the Executive without any additional compensation to the Executive.

20.    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

21.    Right To Review Agreement. The Executive understands that various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. The Executive acknowledges that he has been advised to consult with an attorney (at his own expense) before executing this Agreement, and that he has twenty-one (21) days in which to review this Agreement (although he may choose to execute this Agreement earlier).

22.    Amendments. The Executive has carefully read and fully understands all of the provisions of this Employment Separation Agreement and Release of All Claims, which sets forth the entire understanding between the Executive and the Company. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The Executive acknowledges and agrees that he has not relied upon any representation or statement, written or oral, not set forth in this document.

23.    Jury Waiver And Dispute Resolution. The Parties agree that any dispute arising from this Agreement shall be resolved by submitting the matter to arbitration under the auspices of the American Arbitration Association. The arbitration shall take place in Providence, Rhode Island before a single arbitrator. The Parties agree that Rhode Island law shall apply in any such proceeding. The arbitrator may award costs and fees to the prevailing party under the standards provided by law. The arbitrator will resolve any dispute as to who is the prevailing party and as to the reasonableness of any fees or costs sought to be recovered. THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement on the dates stated below.

/s/ Galan G. Daukas	June 4, 2013
Galan G. Daukas	Date

For the Company:
/s/ Kristen L. DiSanto	June 11, 2013
Kristen L. DiSanto Executive Vice President, Human Resources	Date

Exhibit A
Severance Payment Schedule

Date	Salary-related Severance Payment	Bonus-related Severance Payment	Total Severance Payment
6/7/2013	13,315.38	7,538.46	20,853.84
6/21/2013	13,315.38	7,538.46	20,853.84
7/5/2013	13,315.38	7,538.46	20,853.84
7/19/2013	13,315.38	7,538.46	20,853.84
8/2/2013	13,315.38	7,538.46	20,853.84
8/16/2013	13,315.38	7,538.46	20,853.84
8/30/2013	13,315.38	7,538.46	20,853.84
9/13/2013	13,315.38	7,538.46	20,853.84
9/27/2013	13,315.38	7,538.46	20,853.84
10/11/2013	13,315.38	7,538.46	20,853.84
10/25/2013	13,315.38	7,538.46	20,853.84
11/8/2013	13,315.38	7,538.46	20,853.84
11/22/2013	13,315.38	7,538.46	20,853.84
12/6/2013	13,315.38	7,538.46	20,853.84
12/20/2013	13,315.38	7,538.46	20,853.84
1/3/2014	13,315.38	7,538.46	20,853.84
1/17/2014	13,315.38	7,538.46	20,853.84
1/31/2014	13,315.38	7,538.46	20,853.84
2/14/2014	13,315.38	7,538.46	20,853.84
2/28/2014	13,315.38	7,538.46	20,853.84
3/14/2014	13,315.38	7,538.46	20,853.84
3/28/2014	13,315.38	7,538.46	20,853.84
4/11/2014	13,315.38	7,538.46	20,853.84
4/25/2014	13,315.38	7,538.46	20,853.84
5/9/2014	13,315.38	7,538.46	20,853.84
5/23/2014	13,315.50	7,538.50	20,854.00
Total	$346,200.00	$196,000.00	$542,200.00

Exhibit B

Section 1: Nonqualified Stock Options Granted on June 1, 2010

Grant Date	Grant Type	Grant Price	Number of Stock Options
6/1/2010	Nonqualified Stock Options	$17.5200	7,800

Section 2: Outstanding Vested Stock Options as of May 20, 2013

Grant Date	Grant Type	Grant Price	Number of Stock Options
8/30/2005	Nonqualified Stock Options	$27.6200	20,000
12/12/2005	Nonqualified Stock Options	$28.1600	12,315
6/16/2008	Nonqualified Stock Options	$24.1200	7,200